Exhibit 99.1

Capitol Acquisition and Two Harbors Announce Approval of Merger Transaction

NEW YORK, Oct. 26 /PRNewswire-FirstCall/ — Capitol Acquisition Corp. (“Capitol”) (NYSE Amex: CLA; CLA.U; CLA.WS) and Two Harbors Investment Corp. (“Two Harbors”) announced that Capitol’s stockholders today approved the proposed merger transaction with Two Harbors at Capitol’s special meeting of stockholders. The closing of the transaction is anticipated to occur no later than October 28, 2009.

In addition to approving the business combination, Capitol’s warrantholders also approved amendments to its warrants to (a) increase the exercise price of the warrants to $11.00 per share, (b) extend the expiration date of the warrants to November 7, 2013 and (c) limit a holder’s ability to exercise the warrants in order to maintain the company’s REIT status.

Two Harbors Investment Corp.

Two Harbors is a newly-formed Maryland corporation focused on investing in residential mortgage-backed securities. Two Harbors is headquartered in Minnetonka, Minnesota, and is externally managed and advised by PRCM Advisers, LLC, a wholly-owned subsidiary of Pine River Capital Management L.P.

Capitol Acquisition Corp.

Capitol Acquisition Corp. is a Washington, D.C. specified purpose acquisition company formed for the purpose of completing a business combination. Upon completion of the transactions described above, Capitol will become an indirect wholly-owned subsidiary of Two Harbors. Additional information is available at www.capitolacquisition.com.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional information concerning these and other risk factors is contained in Capitol’s and Two Harbors’ most recent filings with the Securities and Exchange Commission (“SEC”). All subsequent written and oral forward-looking statements concerning Capitol and Two Harbors, the merger, the related transactions or other matters attributable to Capitol and Two Harbors or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Capitol and Two Harbors caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Capitol and Two Harbors do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Additional Information

Stockholders and warrant holders of Capitol and Two Harbors, and other interested persons, may find additional information regarding the companies at the SEC’s Internet site at http://www.sec.gov or by directing requests to: Capitol Acquisition Corp., 509 7th Street, NW, Washington, DC 20004, telephone (202) 654-7060; or Two Harbors Investment Corp., 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305, telephone 612 238-3300.

CONTACT: Media: Patrick Clifford or Pen Pendleton, The Abernathy MacGregor Group, +1-212-371-5999; or Investors: Andrew Garcia, Vice President, Business Development, Two Harbors Investment Corp., +1-612-238-3307; or Mark Ein, Chief Executive Officer, Capitol Acquisition Corp., +1-202-654-7001